Securities and Exchange Commission
Station Place
100 F St., NE
Washington, D.C. 20549

RE:  Power 3 Medical Products, Inc.
        File No. 333-87696

We have read Power 3’s statements included under Item 4.01 of its Form 8-K/A dated August 28, 2007, which is to be filed with the Securities and Exchange Commission, and we agree with such statements as they pertain to our Firm.

/s/ Malone & Bailey, PC
www.malone-bailey.com
Houston, Texas

August 28, 2007